Exhibit 99.1

SUNWORKS REPORTS FIRST QUARTER 2022 RESULTS

PROVO, UT., May 16, 2022 - Sunworks, Inc. (NASDAQ: SUNW), a leading provider of solar power and battery storage solutions for residential, agriculture, commercial, industrial, and public works markets, today announced financial results for the first quarter of 2022. Financial results for the first quarter of 2022 include the operating results of Solcius, acquired on April 8, 2021, with no corresponding contribution in the same period last year.

FIRST QUARTER 2022 RESULTS

(As compared to the First Quarter 2021)

●	Total revenue of $31.2 million, an increase of $25.0 million
●	Gross profit of $14.0 million, an increase of $13.9 million, including $13.2 million attributable to Solcius
●	Residential (Solcius) segment revenue of $26.4 million
●	Commercial Solar Energy segment revenue of $4.8 million, a decrease of $1.4 million
●	Total backlog of $63 million, a $4 million sequential improvement, driven by improved residential demand

“During the first quarter, our team continued to advance a multi-year business transformation strategy designed to position Sunworks as a solar business of scale across both residential and commercial markets,” stated Gaylon Morris, Chief Executive Officer of Sunworks. “Net sales, gross profit, and backlog all increased materially on a year-over-year basis in the first quarter, as a result of strong residential demand driven by the Solcius acquisition, which more than offset lower commercial activity.”

“Within our Residential segment, backlog improved by 17%, which represents the highest backlog since the acquisition,” continued Morris. “Over the last year, we have built a direct sales force of more than 250 associates, representing a significant growth engine for new sales origination. To that end, our direct sales force represented 10% of total watts installed in the first quarter and our Q2 pipeline continues to expand. Although recent investments in new headcount impacted segment margin in the first quarter, we anticipate these additions will position us to capitalize on anticipated, incremental demand as we enter the second half of this year, given elevated backlog levels.”

“In response to rising labor and raw materials costs, we introduced a series of price increases in the first quarter and early into the second quarter, actions that are expected to result in sequential margin expansion during the latter half of 2022,” continued Morris. “These price increases, together with a continued focus on reduced lead times, improved closure rates, and disciplined expense management, position us to offset many of the inflationary headwinds evident across the market.”

“While the Commercial Solar segment experienced a transitory pause in demand during the first quarter due to recent tax credit and California NEM policy uncertainty, we secured approximately $9 million of new bookings in the second quarter, as customers seek to capitalize on our availability of panels which, increasingly, is becoming a competitive advantage in many of the markets in which we operate. We expect second quarter commercial backlog to increase from first quarter levels, due to strengthening demand for commercial and public works solar projects.”

“Beginning late last year, we began to build our solar module inventory above historical levels, a strategic action intended to mitigate anticipated supply chain risk in advance of growing customer demand,” continued Morris. “As part of this initiative, we expanded our direct and third-party supply relationships with both domestic and foreign partners. Currently, between our existing module inventory and contractual supplier commitments, we believe we will have sufficient inventory to support anticipated customer demand well into 2023,” concluded Morris.

In the first quarter, the Company redefined its segment disclosure to align external reporting with how it engages in business activities and assesses operating performance. As a result, Sunworks segments will be disclosed as; Residential Solar, Commercial Solar Energy, which primarily engages in commercial, industrial and public works solar installations, and Corporate.

STRATEGIC PRIORITIES

●	Scale presence within growing domestic residential solar installation market. In 2021, net residential installations increased by more than 30% in the United States on a year-over-year basis to 4.2 GW of installed solar capacity, representing more than 500,000 projects. As one of the largest residential solar companies in the domestic market, the Company is well-positioned to leverage its scale and expertise to take share across its existing footprint, while remaining an opportunistic acquiror of complementary assets that accelerate growth within select residential markets.

●	Geographic growth in commercial solar installation market. In 2021, the United States installed 1.4 GW of new commercial capacity, flat versus the prior-year period. In 2022-2023, the market is expected to experience double digit growth in installations, supported by broad-based demand growth, together with upgrades to grid interconnects. Commercial and Industrial end-market demand for renewables continues to increase, as ESG considerations drive a planned shift away from carbon-based energy sources.

●	Expand direct sales channel. Historically, the Residential Solar segment has relied heavily on third-party sales channel partners to originate new business. Beginning in 2021, the Residential business launched an initiative to develop a more robust internal sales capability, one designed to increase project origination while reducing compensation expense. By year-end 2022, we expect that approximately 20% of its total revenue will be originated from its direct sales force.

●	Drive efficient sourcing and procurement. The Company intends to shift an increased proportion of its sourcing from third-party distribution channels toward U.S. based original equipment manufacturers, an approach that will allow for improved surety of supply at a lower average cost. We intend to secure the highest quality materials available in the market, at the lowest average cost available.

●	Drive sustained margin expansion. Margin expansion remains central to our business transformation thesis. The Company believes key drivers of margin expansion include programmatic price increases; market share gains in both its core California market and new geographic regions; reductions in lead times; optimization of its sales channel partner network; an increased mix of revenue derived from its direct sales force; increased productivity resulting from recent headcount investments; and the adoption of lean principles to reduce cost and drive continuous improvement.

●	Maintain adequate liquidity to support business growth. As of March 31, 2022, the Company had total cash of $19.5 million. During the first quarter of 2022, we sold 2.8 million shares of common equity under an existing at-the-market (“ATM”) Agreement, resulting in net cash proceeds to the Company of $7.8 million.

FIRST QUARTER 2022 SUMMARY

For the three months ended March 31, 2022, Sunworks reported total revenue of $31.2 million, versus $6.2 million in the prior-year period. The year-over-year growth in revenue was attributable mainly to increased contributions from the Residential segment, which offset a revenue decline in the Commercial Solar Energy segment. During the first quarter, residential and commercial revenues represented 87% and 13% of total revenue, respectively.

Total gross profit increased to $14.0 million in the first quarter 2022, versus $0.1 million in the prior-year period. The year-over-year variance was primarily attributable to the positive contribution from Solcius’ business model and operational improvements throughout the business, including increased focus on accuracy in estimating, quoting and improved execution.

The Company reported an operating loss of $8.2 million in the first quarter 2022, or a loss of $0.28 per basic share, versus a loss of $4.8 million in the prior-year period, or a loss of $0.19 per basic share. The year-over-year variance was primarily attributable to investments to support anticipated growth in each of the Company’s segments, as well as an increase in non-cash related expenses.

Adjusted EBITDA was a loss of ($5.6) million in the first quarter 2022, compared to ($3.9) million in the first quarter 2021.

A reconciliation of GAAP to non-GAAP metrics is provided in the appendix of this release.

NON-GAAP FINANCIAL MEASURES

EBITDA is a non-GAAP financial measure defined as net income (loss) excluding interest, taxes and depreciation and amortization. Adjusted EBITDA is further adjusted for non-cash stock-based compensation expense, goodwill impairment and acquisition transaction expenses. Adjusted EBITDA is a key measure used by the Company to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. The Company presents Adjusted EBITDA to provide information that may assist investors in understanding its financial results. However, Adjusted EBITDA is not intended to be a substitute for net income (loss).

Certain non-GAAP financial measures are presented in this press release, including Adjusted EBITDA, to provide information that may assist investors in understanding the Company’s financial results and assessing its prospects for future performance. We believe these non-GAAP financial measures are important indicators of our operating performance because they exclude items that are unrelated to, and may not be indicative of, our core operating results. These non-GAAP financial measures, as we calculate them, may not be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to the Company. These non-GAAP financial results are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent we utilize such non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period. A reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure is provided below.

	Three Months Ended
	March 31,	March 31,
	2022	2021
Reconciliation of Net Loss to Adjusted EBITDA
Net Loss	$(8,207)	$(4,813)
Stock-based compensation	1,284	151
Depreciation and amortization	1,283	65
Interest expense	8	9
Acquisition Transaction Expenses	-	710
Adjusted EBITDA	$(5,632)	$(3,878)

FIRST QUARTER 2022 CONFERENCE CALL

A conference call will be held today at 1:00 P.M. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of Sunworks’ website at https://ir.sunworksusa.com/. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the live teleconference on May 16, 2022:

Call Dial-In:	877-407-0789
Conference ID:	13728797

To listen to a replay of the teleconference through May 30, 2022:

Call Replay:	844-512-2921
Replay Passcode:	13728797

ABOUT SUNWORKS

Sunworks is a premier provider of high performance solar power systems. Sunworks is committed to quality business practices that exceed industry standards and uphold its ideals of ethics and safety. Sunworks continues to grow its presence, expanding nationally with regional and local offices. The company strives to consistently deliver high quality, performance-oriented solutions for customers in a wide range of industries including residential, agricultural, commercial and industrial, federal, and public works. Sunworks’ diverse, seasoned workforce includes distinguished veterans who bring a sense of pride, discipline, and professionalism to their interaction with customers. All Sunworks’ employees uphold its guiding principles each day. Sunworks is a member of the Solar Energy Industries Association (SEIA) and is a proud advocate for the advancement of solar power. For more information, visit www.sunworksusa.com and www.solcius.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the Company’s ability to increase sales through its direct sales force, the Company’s ability to increase margins, increases in backlog and the strength of demand for the Company’s products, the sufficiency of inventory to meet demand, the Company’s ability to diversify sourcing of materials, and the Company’s ability to pursue and integrate acquisitions. These forward-looking statements are based upon the current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of Sunworks. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of possible uncertainties. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Sunworks’ reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Internet site (http://www.sec.gov). We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

INVESTOR RELATIONS CONTACT

720.778.2415
IR@sunworksusa.com

SUNWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2022 AND DECEMBER 31, 2021

(in thousands, except share and per share data)

	March 31, 2022	December 31, 2021
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$19,455	$19,719
Restricted cash	323	323
Accounts receivable, net	5,940	4,568
Inventory	14,101	10,219
Contract assets	16,005	14,498
Other current assets	3,555	4,154
Total Current Assets	59,379	53,481
Property and equipment, net	2,919	3,195
Finance lease right-of-use assets, net	1,513	1,407
Operating lease right-of-use assets	2,293	2,502
Deposits	134	132
Intangible assets, net	7,147	7,910
Goodwill	32,186	32,186
Total Assets	$105,571	$100,813

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$14,088	$11,127
Contract liabilities	13,183	12,201
Finance lease liability, current portion	438	424
Operating lease liability, current portion	947	993
Paycheck Protection Program loan payable, current portion	-	-
Total Current Liabilities	28,656	24,745

Long-Term Liabilities:
Finance lease liability, net of current portion	601	542
Operating lease liability, net of current portion	1,346	1,509
Paycheck Protection Program loan payable, net of current portion	-	-
Warranty liability	1,311	1,251
Total Long-Term Liabilities	3,258	3,302
Total Liabilities	31,914	28,047

Commitments and contingencies

Shareholders’ Equity:
Preferred stock Series B, $0.001 par value, 5,000,000 authorized shares; no shares issued and outstanding	-	-
Common stock, $0.001 par value; 50,000,000 authorized shares; 32,073,268 and 29,193,772 shares issued and outstanding, at March 31, 2022 and December 31, 2021, respectively	32	29
Additional paid-in capital	197,092	187,997
Accumulated deficit	(123,467)	(115,260)
Total Shareholders’ Equity	73,657	72,766

Total Liabilities and Shareholders’ Equity	$105,571	$100,813

SUNWORKS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021

(in thousands, except share and per share data)

	Three Months Ended
	March 31, 2022	March 31, 2021

Revenue, net	$31,196	$6,169

Cost of Goods Sold	17,164	6,078

Gross Profit	14,032	91

Operating Expenses:
Selling and marketing	12,229	1,231
General and administrative	7,437	3,452
Goodwill impairment	-	-
Stock-based compensation	1,284	151
Depreciation and amortization	1,283	65

Total Operating Expenses	22,223	4,899

Operating Loss	(8,201)	(4,808)

Other (Expense) Income
Other income, net	2	4
Interest expense	(8)	(9)

Total Other Expense, net	(6)	(5)

Loss Before Income Taxes	(8,207)	(4,813)

Income Tax Expense	-	-

Net Loss	$(8,207)	$(4,813)

LOSS PER SHARE:
Basic	$(0.28)	$(0.19)
Diluted	$(0.28)	$(0.19)

WEIGHTED-AVERAGE SHARES OF COMMON STOCK OUTSTANDING
Basic	29,502,905	25,233,586
Diluted	29,502,905	25,233,586